UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2008
PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

211 Commerce Street, Suite 300, Nashville, Tennessee	37201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 744-3700
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     Stock Purchase Agreement. On July 17, 2008, Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to which T. Rowe agreed to purchase, on behalf of certain of its mutual funds and managed accounts, subject to the satisfaction of customary closing conditions, 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”) for a purchase price of $21.50 per share. The Company anticipates that the sale of the Shares will close on July 22, 2008, subject to the satisfaction of customary closing conditions.
     The Stock Purchase Agreement contains customary representations, warranties and covenants of the parties.
     This description of the Stock Purchase Agreement is a summary and does not purport to be a complete description of all of the terms of such agreement, and is qualified in its entirety by reference to the Stock Purchase Agreement, filed herewith as Exhibit 10.1.
     Registration Rights Agreement. On July 17, 2008, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with T. Rowe, pursuant to which the Company agreed to use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), and cause to be declared effective by the SEC, a registration statement on an applicable SEC registration form covering the resale from time to time of the Shares. Under the terms of the Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to file the registration statement with the SEC within 30 days following the closing of the sale of the Shares and to use its best efforts to cause the registration statement to become effective within 120 days of the closing of the sale of the Shares. The registration rights for any purchaser or holder of the Shares shall expire if all of the Shares held by such purchaser or holder may be sold pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) without the requirement of the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 (or any successor rule) under the Securities Act, after taking into account the purchaser’s or holder’s possible status as an affiliate of the Company (provided at least 12 months have lapsed since such purchaser’s or holder’s Shares were acquired from the Company). The Registration Rights Agreement provides for customary indemnification for the Company and the purchasers or holders of the Shares.

Item 3.02	Unregistered Sales of Equity Securities.
     On July 18, 2008, the Company issued a press release announcing that it had entered into the Stock Purchase Agreement pursuant to which T. Rowe, on behalf of certain of its mutual funds and managed accounts, had agreed to purchase, subject to the satisfaction of customary closing conditions, the Shares for a purchase price of $21.50 per share — an aggregate purchase price of $21,500,000. There are no underwriting discounts or commissions being paid in connection with the sale of the Shares. The Shares are being offered and will be sold by the Company in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a sale not involving a public offering that is being made only to purchasers that have represented to the Company that they are accredited investors.
     A copy of the press release issued by the Company in connection with the sale of the Shares is filed herewith as Exhibit 99.1.

Item 8.01	Other Events.
     On July 18, 2008, Pinnacle National Bank executed a Commitment Letter with SunTrust Bank for a $15 million subordinated term loan. The loan will bear interest at 90-day LIBOR plus 350 basis points and mature in seven years. Borrowings under the loan will qualify as Tier 2 capital for regulatory capital purposes. The Company anticipates closing this transaction on or before July 31, 2008.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Stock Purchase Agreement dated July 17, 2008 by and between Pinnacle Financial Partners, Inc. and T. Rowe Price Associates, Inc.

10.2	Registration Rights Agreement dated July 17, 2008 by and between Pinnacle Financial Partners, Inc. and T. Rowe Price Associates, Inc.

99.1	Press release issued by Pinnacle Financial Partners, Inc. dated July 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.
By:	/s/ Harold R. Carpenter
	Name:	Harold R. Carpenter
	Title:	Executive Vice President and Chief Financial Officer

Date: July 18, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement dated July 17, 2008 by and between Pinnacle Financial Partners, Inc. and T. Rowe Price Associates, Inc.

10.2	Registration Rights Agreement dated July 17, 2008 by and between Pinnacle Financial Partners, Inc. and T. Rowe Price Associates, Inc.

99.1	Press release issued by Pinnacle Financial Partners, Inc. dated July 18, 2008